August 7, 2020

Todd Zipper

Dear Todd,

I am very pleased to confirm your new compensation package as EVP & GM, Education Services.
Effective June 16, 2020, your base salary will be $425,000 annually, excluding any temporary pay reduction.
Beginning in fiscal year 2021, you will be eligible to participate in the Executive Annual Incentive Plan.  Your fiscal year 2021 target incentive is equal to 100% of your base salary, or $425,000.  Payout will be based on individual, company and business performance, in accordance with plan provisions.
Beginning in fiscal year 2021, you will be eligible to receive annual equity grants under the Executive Long-Term Incentive Plan (ELTIP), with a target long-term incentive equal to 250% of your base salary, or $1,062,500.  The ELTIP delivers sixty percent of the long-term value in the form of target performance share units which vest 100% after the end of the three-year cycle, and forty percent in restricted share units that vest 25% per year over a four-year period.  All payouts under the ELTIP are subject to and in accordance with plan provisions.
As reflected in your employment letter from October 8, 2018, you will be eligible to receive the second cash acquisition-related payment of $750,000 on November 15, 2020, assuming continued employment by Wiley on that date.
As an executive officer, your compensation is subject to the approval of the President and CEO and the Executive Compensation and Development Committee of the Board of Directors.
All compensation is subject to withholding and payroll taxes.
You will be eligible for our Executive Perquisites Program, including annual reimbursement for financial counseling and tax preparation services up to $16,385, club memberships up to $3,000, and commutation and/or parking in our Hoboken facility (if needed), up to $3,900.
You will continue to be eligible to participate in Wiley's benefits plans in accordance with Company policy.
While we look forward to a mutually beneficial relationship, your employment continues "at-will."  This offer letter is not a contract and does not guarantee any employment duration, terms, or conditions.

111 River Street, Hoboken, NJ 07030-5774, U.S.
T +1 201 748 6000
F +1 201 748 6088
www.wiley.com

Should your employment be involuntarily terminated without Cause or due to Constructive Discharge before receipt of the second cash acquisition-related payment of $750,000 on November 15, 2020, the unpaid portion will be paid upon termination, subject to your signing a release and waiver of claims and compliance with the restrictive covenants included in the attached document, which will apply as material terms of your employment in any event.
Should your employment be involuntarily terminated without Cause or due to Constructive Discharge following receipt of the second cash acquisition-related payment of $750,000 on November 15, 2020, you will receive as severance (in addition to any unpaid base salary earned at the date of termination, and prorated annual incentive paid at the regular time based on actual performance if active for nine months or more of the fiscal year):
•
Absent a Change in Control:  One month of base salary for each year of employment, subject to a minimum of 12 months and a maximum of 18 months. Continued health insurance for the number of months of the cash severance period.

•
Within Twenty-Four Months of a Change in Control:  Eighteen months of base salary and eighteen months of “target” annual incentive to be paid in a lump sum, full acceleration of all unvested equity awards (with performance share units vested at “target”) and Benefit Continuation for eighteen months.

All severance is payable under the Executive Severance Plan and is subject to your signing a release and waiver of claims and compliance with the restrictive covenants included in the attached document, which apply as material terms of your employment in any event.  For the avoidance of doubt, you will be entitled to any applicable benefits under the Executive Severance Plan, the relevant equity plan or grant agreement to the extent not covered in or greater than the benefits set forth in this letter.
Todd, I know that you will continue to contribute significantly to the success of the Company, and I look forward to working with you in your expanded role.
Please sign and return this letter, and the Agreements and Restrictive Covenants document, to me at shyland@wiley.com by August 10, 2020.
Sincerely,	Acknowledged and Agreed:

/s/ Suzanne Hyland	/s/ Todd Zipper
Suzanne Hyland	Todd Zipper
VP, Global Rewards
Date: August 7, 2020

111 River Street, Hoboken, NJ 07030-5774, U.S.
T +1 201 748 6000
F +1 201 748 6088
www.wiley.com

Agreements and Restrictive Covenants
Definitions
For purposes of the attached letter, the following definitions shall apply:
Cause is defined as:  (A) your refusal or willful and continued failure to substantially perform your material duties to the best of your ability (for reasons other than death or disability), in any such case after written notice thereof and your failure to remedy such refusal or failure; (B) your gross negligence in the performance of your material duties; (C) any act of fraud, misappropriation, material dishonesty, embezzlement, willful misconduct or similar conduct; (D) your conviction of or plea of guilty or nolo contendere to a felony or any crime involving moral turpitude; or (E) your material and willful violation of any of the Company’s reasonable rules, regulations, policies, directions and restrictions.

Constructive Discharge is defined as:  (A) any material reduction of your base salary or total compensation opportunity other than a general reduction in base salary and/or total compensation opportunity that affects all substantially similar executives in substantially the same proportion; (B) a material and adverse change to, or a material reduction of, your duties and responsibilities to the Company (other than temporarily while you are physically or mentally incapacitated, or as required by applicable law); or (C) the relocation of your primary office to any location more than fifty (50) miles from the Company’s principal executive offices, resulting in a materially longer commute for you.
Business Expenses
The Company will reimburse you for all reasonable travel and other expenses incurred by you in connection with the performance of your duties and obligations under this letter, including attendance at industry and other relevant conferences. You will comply with such limitations and reporting requirements with respect to expenses as may be established by Company from time to time and will promptly provide all appropriate and requested documentation in connection with such expenses.
Indemnification
The Company will indemnify you to the fullest extent permitted by the laws of the state of the Company’s incorporation in effect at that time, or the certificate of incorporation and by-laws of the Company, whichever affords you the greater protection.
Intellectual Property Rights
You hereby confirm that inventions, trade secrets and other work product produced by you or with your participation during the term of your employment with Wiley, in any form (collectively the “Work Product”) shall be deemed work for hire on behalf of Wiley and you agree that Wiley shall be the sole owner of the Work Product, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to you. If the Work Product, or any portion thereof, is deemed not to be Work for Hire, you hereby irrevocably convey, transfer and assign to Wiley, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Work Product, including without limitation, all of your right, title and interest in the copyrights and patents thereto, free and clear of all liens and other encumbrances. You shall make such applications, sign such papers (including without limitation assignments), take all rightful oaths, and perform all acts as may be reasonably requested, during or after the term of your employment, with respect to evidencing ownership of the Work Product. You shall assist Wiley to obtain any registrations covering Work Product assigned hereunder to Wiley and you hereby irrevocably designate and appoint Wiley and its duly authorized officers and agents as your attorney in fact, to act for and in your behalf and stead, to execute and further the prosecution and issuance of registrations thereon with the same legal force and effect as if executed by you.

111 River Street, Hoboken, NJ 07030-5774, U.S.
T +1 201 748 6000
F +1 201 748 6088
www.wiley.com

Protection of Confidential Information
You acknowledge that during the course of employment with Wiley, you may be privy to certain confidential information which may be communicated to you verbally or in writing, relating to Wiley, its information, sales and marketing plans, business plans and information, products, current and potential business partners, customers or other third parties (collectively, “Third Parties”), or other information which is not known to the public, and which may include material developed by you. You acknowledge that all such information is and shall be deemed to be “Confidential Information” belonging to Wiley or Third Parties. You agree to protect such Confidential Information from disclosure with the same degree of care that you normally use to protect your own confidential information, but not less than reasonable care, shall not divulge any such Confidential Information to anyone and shall not make use of the same without prior written consent of Wiley. All Confidential Information is and shall remain the property of Wiley (or the applicable Third Party), and you shall not acquire any rights therein. At the conclusion of your employment by Wiley, you shall promptly return all Wiley materials, including Confidential Information, in your possession and shall not retain any copies of any such material. In addition, both parties agree that this agreement is confidential and that neither of us shall disclose its contents to others without the other’s prior approval.
Business Opportunities
Should your role with Wiley expose you to business opportunities that might be attractive to Wiley as well as to others (including yourself), you agree to give Wiley consideration of any opportunity before you allow others to consider the opportunity.
Non-Compete, Non-Solicitation
During your employment with Wiley, you have and will become familiar with Wiley’s trade secrets, information related to the operations, products and services of the Wiley, and with other Confidential Information concerning Wiley, its subsidiaries, affiliates, and companies acquired by Wiley. Therefore, during your employment period and for a period of one year thereafter, you agree that you shall not directly or indirectly own any interest in, manage, control, participate in, consult with, or render services for any Competing Business; provided that for purposes of the portion of the noncompete period occurring after the end of your employment period, nothing herein shall prohibit you from being a passive owner of less than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as you have no active participation in the business of such corporation.

111 River Street, Hoboken, NJ 07030-5774, U.S.
T +1 201 748 6000
F +1 201 748 6088
www.wiley.com

A “Competing Business” is any person or entity that (i) conducts or is planning to conduct a business similar to and/or in competition with any Wiley business unit to which you rendered services during the two year period prior to the date at issue or (ii) creates, develops, distributes, produces, offers for sale or sells a product or service that can be used as a substitute for, or is generally intended to satisfy the same customer needs for, any one or more products or services created, developed, distributed, produced or offered for sale or sold by the Wiley business unit to which you rendered services during the two year period prior to the date at issue.  In the event that you have an enterprise role at Wiley, you will be deemed to render services to all Wiley business units.
During your employment and for a period of one year thereafter, you agree that you shall not directly, or indirectly through another entity, (i) induce or attempt to induce any employee of Wiley or any affiliate to leave the employ of Wiley or such affiliate, or in any way interfere with the relationship between Wiley or any affiliate and any employee thereof, (ii) hire any person who was an employee of Wiley or any affiliate at any time during your employment with Wiley or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Wiley or any affiliate to cease doing business with Wiley or such affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or business relation and Wiley or any affiliate (including, without limitation, making any negative statements or communications about Wiley or its affiliates).
You agree that during the term of your employment with Wiley, you will devote full time to the business of Wiley and will not engage in any activity that conflicts with your obligations to Wiley.
Representations
You hereby represent and warrant that: (a) you have the right to enter into this Agreement, to grant the rights granted in this Agreement and to perform fully all their obligations under this Agreement. No consent of any other person or entity is necessary for you to enter into and fully perform this Agreement and you have not done and shall not do any act and have not made and shall not make any grant, assignment or agreement which shall or would likely conflict or interfere with the complete enjoyment of all of Wiley’s rights under this Agreement; (b) the material contributed by you, including without limitation, any Work Product, (i) shall not violate or infringe in any way upon the rights of others, including, without limitation, any copyright, patent, trademark or other proprietary right or the right of privacy or publicity, (ii) shall not contain any libelous, obscene or other unlawful matter, and (iii) shall not violate any applicable law.
Modification
It is the intention of the parties to make these restrictive covenants and agreements binding to the fullest extent permitted under existing applicable laws. In the event that any part of any of these restrictive covenants and agreements is determined by a court of law of competent jurisdiction to be overly broad or too long in duration or otherwise objectionable, thereby making the covenants unenforceable, the parties hereto agree, and it is their desire, that such a court shall substitute a reasonable judicial enforceable limitation in place of the offensive part of the covenant, and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form.

111 River Street, Hoboken, NJ 07030-5774, U.S.
T +1 201 748 6000
F +1 201 748 6088
www.wiley.com

Miscellaneous
This Offer Letter and any and all related issues – including but not limited to interpretation, enforcement, and performance – shall be governed by the laws of the State of New York, without reference to the conflicts of law provisions thereof.
General
This document, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. This document may be signed in one or more counterparts, each of which once signed shall be deemed to be an original. All such counterparts together shall constitute one and the same instrument.

By	/s/ Suzanne Hyland	/s/ Todd Zipper
	Suzanne Hyland	Todd Zipper
VP, Global Rewards
Date: August 7, 2020

111 River Street, Hoboken, NJ 07030-5774, U.S.
T +1 201 748 6000
F +1 201 748 6088
www.wiley.com